Exhibit 99.1

SeaSpine Announces Fourth Quarter and Full-Year 2021 Financial Results and Provides 2022 Revenue Guidance

CARLSBAD, CA (March 11, 2022) - SeaSpine Holdings Corporation (NASDAQ: SPNE), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, announced today financial results for the three-months and full-year ended December 31, 2021.

Summary Fourth Quarter 2021 Financial Results and Recent Accomplishments
•Revenue of $55.6 million, an increase of 20% year-over-year
•U.S. revenue of $50.2 million, an increase of 19% year-over year
◦U.S. spinal implants and enabling technologies revenue of $27.3 million, an increase of 32% year-over-year
◦U.S. orthobiologics revenue of $22.9 million, an increase of 7% year-over-year
•International revenue of $5.4 million, an increase of 26% year-over-year
•Completed integration of 7D Surgical
•Initiated full commercial launches of the following additions to the product portfolio:
◦Admiral™ ACP System
◦NorthStar Facet Fusion System
◦Regatta Lateral Plate System
•Initiated limited commercial launch of the Mariner MIS Wayfinder System

“We are pleased with our revenue performance in the fourth quarter, despite the impact of the pandemic on surgery volumes in December,” said Keith Valentine, President and Chief Executive Officer. “As we enter the new year, we are encouraged with the steady improvements we have seen in operating room capacity and hospital staffing levels since early February. Those improvements, coupled with the strength of our comprehensive spinal implants and advanced DBM products portfolio, as well as disruptive 7D technologies, such as our FLASH™ Navigation System, drive the confidence in our ability to accelerate market share-taking across all markets in which we compete.”

Fourth Quarter 2021 Financial Results
U.S. revenue growth was driven by both the spinal implants and orthobiologics portfolios and from $3.9 million of capital sales revenue contributed by 7D Surgical. Sales of new and recently launched products represented 80% and 42% of U.S. spinal implants and U.S. orthobiologics revenue, respectively. International revenue growth was driven by spinal implants and from $0.1 million of 7D Surgical capital sales revenue.

Gross margin for the fourth quarter of 2021 was 53.7%, compared to 62.8% for the fourth quarter of 2020. The decrease in gross margin was primarily due to a $3.7 million nonrecurring, fixed charge in connection with the Company securing long-term backup processing capacity for its NanoMetalene franchise and from higher spinal implants inventory scrap. The increased inventory scrap resulted from a number of factors, including factors related to the redesign of certain implants that transitioned from limited to full commercial launch in 2021. Adjusted Gross Margin (as described below) for the fourth quarter of 2021 was 61.6%, compared to 63.3% for the fourth quarter of 2020.

Operating expenses for the fourth quarter of 2021 totaled $48.9 million, a $9.4 million increase compared to $39.5 million for the fourth quarter of 2020, and included $3.3 million of operating expenses directly attributable to 7D Surgical. The increase in operating expenses was driven primarily by $6.2 million in higher selling and marketing expenses, the majority of which relates to higher selling commissions and spinal implant set depreciation, and the impact of the recently acquired 7D Surgical sales and marketing team. Research and development expenses increased $1.9 million compared to the fourth quarter of 2020, which includes $1.2 million of 7D Surgical operating expenses. General and administrative expenses increased $1.3 million compared to the fourth quarter of 2020.

Net loss for the fourth quarter of 2021 was $18.8 million, compared to a net loss of $10.3 million for the fourth quarter of 2020.

Adjusted EBITDA Loss (as described below) for the fourth quarter of 2021 was a loss of $6.8 million, compared to a loss of $3.9 million for the fourth quarter of 2020. The increase in Adjusted EBITDA Loss was primarily the result of the dilutive impact of 7D Surgical on the current quarter results, and because the Company incurred significantly lower operating expenses in the fourth quarter of 2020 resulting from decreased travel and tradeshow activity and from the targeted headcount and spending restrictions the Company implemented due to the ongoing uncertainty with respect to the impact of the pandemic on its business and operations.

Cash, cash equivalents and short-term investments at December 31, 2021 totaled $83.1 million, and the Company had no amounts outstanding under its $30 million credit facility.

2021 Financial Results
Revenue for the year ended December 31, 2021 totaled $191.5 million, a 24% increase compared to the prior year. U.S. revenue totaled $171.4 million, a 23% increase compared to 2020. U.S. spinal implants and enabling technology revenue totaled $88.2 million, a 31% increase compared to 2020, and included $6.0 million of 7D Surgical capital sales revenue. U.S. orthobiologics revenue totaled $83.2 million, a 17% increase compared to 2020.

International revenue totaled $20.0 million, a 30% increase compared to 2020. Growth in international revenue was driven by both the spinal implants and orthobiologics portfolios and $0.7 million of 7D Surgical capital sales revenue.

Gross margin for 2021 was 59.9%, compared to 63.2% for 2020. The decrease in gross margin was primarily due to the $3.7 million nonrecurring NanoMetalene processing charge, from higher spinal implants inventory scrap and E&O inventory charges, and technology-related intangible asset amortization and inventory purchase accounting fair market value adjustments associated with the 7D Surgical acquisition. Adjusted Gross Margin for 2021 was 63.5%, compared to 64.5% for 2020.

Operating expenses for 2021 totaled $175.6 million, a $34.6 million increase compared to $140.9 million for 2020, and included $8.4 million of operating expenses directly attributable to 7D Surgical. The increase in operating expenses was driven primarily by $23.0 million in higher selling and marketing expenses, the majority of which relates to higher selling commissions and spinal implant set depreciation and instrument deployment expense, and the impact of the recently acquired 7D Surgical sales and marketing team. Research and development expenses increased $5.7 million compared to 2020 and included $3.0 million of 7D Surgical operating expenses. General and administrative expenses increased $7.1 million compared to 2020 and was driven by $2.3 million of legal and other professional fees incurred in connection with the 7D Surgical acquisition and integration, a $1.8 million charge related to the restructuring of the Company’s European sales and marketing organization, and $0.9 million of 7D Surgical operating expenses. Intangible asset amortization and impairment charges decreased $1.2 million compared to 2020.

Net loss for 2021 was $54.3 million, compared to a net loss of $43.2 million for 2020.

Adjusted EBITDA Loss for 2021 was a loss of $22.9 million, compared to a loss of $17.0 million for 2020. The increase in Adjusted EBITDA Loss was primarily the result of the dilutive impact of 7D Surgical on the current year results, and because the Company incurred significantly lower operating expenses in 2020 resulting from decreased travel and tradeshow activity and from the targeted headcount and spending restrictions the Company implemented due to the ongoing uncertainty with respect to the impact of the pandemic on its business and operations.

2022 Financial Outlook
SeaSpine expects full-year 2022 revenue to be in the range of $226 to $230 million, reflecting growth of approximately 18% to 20% over full-year 2021. Growth in the U.S. spinal implants portfolio for the full-year 2022 is expected to exceed 17%.

Guidance for full-year 2022 includes an estimated $12 to $13 million of revenue expected in the third quarter of 2022 from stocking orders from the Company’s European spinal implant distributors. The Company recently informed its European distributors of its plan to cease all sales and marketing activities for its spinal implants portfolio in the European market effective September 2022 because of the significantly higher upfront and recurring annual costs required to comply with European MDR regulations. The Company will continue to market and sell its orthobiologics and enabling technologies products in the European market.

Despite pandemic- and staffing-related challenges to begin the year, SeaSpine expects first quarter 2022 revenue to be in the range of $49 to $50 million, reflecting growth of approximately 17% to 19% over first quarter 2021.
Reconciliation of GAAP to Non-GAAP Financial Measures
The Company presents two financial measures in this press release not reported in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”): Adjusted Gross Margin and Adjusted EBITDA Loss. Adjusted Gross Margin represents GAAP gross margin excluding technology-related intangible asset amortization expense, purchase accounting inventory fair market value adjustment charges, the nonrecurring, fixed NanoMetalene supplier processing charge, and idle manufacturing plant costs. Adjusted EBITDA Loss represents earnings (loss) before interest, taxes, depreciation and amortization excluding the impact of stock-based compensation, intangible asset impairment charges, the nonrecurring, fixed NanoMetalene supplier processing charge, idle manufacturing plant costs, spinal set instrument replacement and impairment expenses, other income / expense, purchase accounting inventory fair market value adjustment charges, acquisition and integration-related charges, and employee severance and other charges related to the restructuring of the Company’s European sales and marketing organization. A reconciliation of GAAP gross margin to

Adjusted Gross Margin and of GAAP net loss to Adjusted EBITDA Loss for all periods presented appears in the financial tables in this release.

The Company believes that the presentation of Adjusted Gross Margin and Adjusted EBITDA Loss provides important supplemental information to management and investors regarding financial and business trends relating to the Company's results of operations. For further information regarding why SeaSpine believes that these non-GAAP financial measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company's Current Report on Form 8-K regarding this press release filed today with the Securities and Exchange Commission available on the SEC's website at www.sec.gov and on the “Investors” page of the Company’s website at www.seaspine.com.

Analyst Day Presentation Information
SeaSpine’s management team will host a conference call and webcast beginning today at 9:00 am PT / 12:00 pm ET and ending at 10:30 am PT / 1:30 pm ET. Concurrently, the Company will host a Virtual Analyst and Investor Day. With the completion of the 7D Surgical integration, the Company’s management team will present the long-term strategy and capital allocation plans, followed by a live Q&A session. Individuals interested in viewing and listening to the live or replayed webcast of the Virtual Analyst and Investor Day may do so by accessing the webcast link in the Investors section of the SeaSpine website at: www.seaspine.com.

About SeaSpine
SeaSpine (www.seaspine.com) is a global medical technology company focused on the design, development and commercialization of surgical solutions for the treatment of patients suffering from spinal disorders. SeaSpine has a comprehensive portfolio of orthobiologics and spinal implants solutions, as well as a market leading surgical navigation system, to meet the varying combinations of products and enabling technologies that neurosurgeons and orthopedic spine surgeons need to perform fusion procedures on the lumbar, thoracic and cervical spine. SeaSpine’s orthobiologics products consist of a broad range of advanced and traditional bone graft substitutes that are designed to improve bone fusion rates following a wide range of orthopedic surgeries, including spine, hip, and extremities procedures. SeaSpine’s spinal implants portfolio consists of an extensive line of products to facilitate spinal fusion in degenerative, minimally invasive surgery (MIS), and complex spinal deformity procedures. Expertise in orthobiologic sciences, as well as spinal implants and software product development, allows SeaSpine to offer its surgeon customers a differentiated portfolio and a complete solution to meet their fusion requirements. SeaSpine currently markets its products in the United States and in approximately 30 countries worldwide through a committed network of increasingly exclusive distribution partners.

Forward-Looking Statements
SeaSpine cautions you that statements in this press release that are not a description of historical facts are forward-looking statements based on the Company’s current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements relating to: the Company’s expectations regarding first quarter and full-year 2022 revenue; estimated revenue expected in the third quarter of 2022 from stocking orders from the Company’s European spinal implant distributors; the amount of growth in U.S. spinal implants for full-year 2022; and the Company’s expectation to accelerate market share taking across the markets in which it competes. Among the factors that could cause or contribute to material differences between the Company’s actual results and the expectations indicated by the forward looking statements are risks and uncertainties that include, but are not limited to: the extent of the impact of the COVID-19 pandemic on the Company's business and the economy; reductions in surgical volumes, including the duration of any elective surgery deferrals and the desire of patients and surgeons to perform elective surgeries once the pandemic has subsided and/or governmental orders no longer prohibit or recommend against performing elective surgeries; the impact of staffing shortages, at both the Company’s and third party facilities at which elective surgeries are performed, whether as a result of employee resignations due to vaccination mandates, exclusions from workplaces due to governmental requirements or recommendations related to isolating individuals who test positive for COVID-19 and/or quarantining individuals in close contact with individuals who test positive for COVID-19, or otherwise; surgeons’ willingness to adopt the Company’s newly launched products; the ability of newly launched products to meet the needs of surgeons and patients, including as a result of the lack of clinical validation of products in limited commercial (or “alpha”) launch; continued pricing pressure, whether as a result of consolidation in hospital systems, competitors or others, as well as exclusion from major healthcare systems; the risk of supply shortages and associated disruption to product sales, including as a result of the Company’s dependence on a limited number of third-party suppliers for components and raw materials, as a result of the pandemic, or otherwise; the Company’s ability to continue to invest in medical education and training, product development, and/or sales and marketing initiatives at levels sufficient to drive future revenue growth; general economic and business conditions in the markets in which the Company does business, both in the U.S. and abroad; and other risks and uncertainties more fully described in the Company’s news releases and periodic filings with the Securities and Exchange Commission. The Company’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. SeaSpine does not intend to revise or update any forward-looking statement in this news release to reflect events or circumstances arising after the date hereof, except as may be required by law.

# # #

Investor Relations Contact
Leigh Salvo
(415) 937-5402
ir@seaspine.com

SEASPINE HOLDINGS CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Quarter Ended December 31,		Year Ended Ended December 31,
	2021	2020	2021	2020
Total revenue, net	$55,589	$46,436	$191,451	$154,345
Cost of goods sold	25,727	17,296	76,864	56,841
Gross profit	29,862	29,140	114,587	97,504
Operating expenses:
Selling and marketing	30,886	24,652	107,299	84,304
General and administrative	10,889	9,567	42,944	35,874
Research and development	6,388	4,472	22,006	16,258
Intangible amortization	739	792	3,316	3,169
Impairment of intangible assets	—	—	—	1,325
Total operating expenses	48,902	39,483	175,565	140,930
Operating loss	(19,040)	(10,343)	(60,978)	(43,426)
Other (income) expense, net	157	(86)	(5,532)	(463)
Loss before income taxes	(19,197)	(10,257)	(55,446)	(42,963)
Provision (benefit) for income taxes	(411)	86	(1,100)	218
Net loss	$(18,786)	$(10,343)	$(54,346)	$(43,181)
Net Loss per share, basic and diluted	$(0.52)	$(0.37)	$(1.62)	$(1.59)
Weighted average shares used to compute basic and diluted net loss per share	36,472	27,639	33,604	27,222

SEASPINE HOLDINGS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	December 31, 2021	December 31, 2020

Cash and cash equivalents	$83,106	$76,813
Trade accounts receivable, net	36,231	26,154
Inventories	72,299	54,041
Total current liabilities	52,981	30,727
Paycheck Protection Program loan payable (long-term portion)	—	5,059
Total stockholders' equity	312,364	171,718

SEASPINE HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION - GAAP NET LOSS TO ADJUSTED EBITDA LOSS
(UNAUDITED)
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
GAAP net loss	$(18,786)	$(10,343)	$(54,346)	$(43,181)
Non-GAAP adjustments:
Depreciation and intangible asset amortization expense	3,653	2,796	13,933	10,725
Other expense (income)	157	(86)	(5,532)	(463)
Income tax (benefit) provision	(411)	86	(1,100)	218
Fixed NanoMetalene supplier processing charge	3,704	—	3,704	—
Idle manufacturing plant costs	—	—	—	974
Spinal set instrument replacement expense	1,239	1,244	3,904	2,799
Spinal set instrument impairment expense	—	—	—	210
Stock-based compensation	3,065	2,423	11,856	10,357
Impairment of intangible assets	—	—	—	1,325
European sales and marketing organization restructuring	161	—	1,826	—
Purchase accounting inventory fair market value adjustments	125	—	542	—
Acquisition and integration-related charges (7D Surgical)	305	—	2,302	—
Total Non-GAAP adjustments	11,998	6,463	31,435	26,145
Adjusted EBITDA Loss	$(6,788)	$(3,880)	$(22,911)	$(17,036)

SEASPINE HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION - GAAP GROSS MARGIN TO ADJUSTED GROSS MARGIN
(UNAUDITED)
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Total revenue, net	$55,589	$46,436	$191,451	$154,345
Less: Cost of goods sold	25,727	17,296	76,864	56,841
Gross profit	29,862	29,140	114,587	97,504
Add back:
Technology-related intangible asset amortization	551	257	2,718	1,046
Fixed NanoMetalene supplier processing charge	3,704	—	3,704	—
Purchase accounting inventory fair market value adjustments	125	—	542	—
Idle manufacturing plant costs	—	—	—	974
Adjusted gross profit	$34,242	$29,397	$121,551	$99,524
Adjusted gross margin (Adjusted gross profit / Total revenue, net)	61.6%	63.3%	63.5%	64.5%